Exhibit 5.1

June 7, 2024	Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

Board of Directors

Plus Therapeutics, Inc.

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

To the addressee referred to above:

We are acting as counsel to Plus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed public offering and sale by the selling stockholders listed in the Registration Statement of 10,774,596 shares of common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 1,439,988 shares of Common Stock (the “Private Placement Shares”), (b) 2,151,544 shares (the “Pre-Funded Warrant Shares”) of Common Stock underlying pre-funded warrants (the “Pre-Funded Warrants”), (c) 3,591,532 shares (the “Series A Warrant Shares”) of Common Stock underlying Series A common stock purchase warrants (the “Series A Warrants”), and (d) 3,591,532 shares (the “Series B Warrant Shares”, together with the Pre-Funded Warrant Shares and the Series A Warrant Shares are referred to herein collectively as the “Warrant Shares”) of Common Stock underlying Series B common stock purchase warrants (the “Series B Warrants” and, together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants”). The Private Placement Shares and Warrants were issued pursuant to that certain securities purchase agreement by and among the Company and the purchasers named therein, dated as of May 5, 2024 (the “Securities Purchase Agreement”), as amended on May 8, 2024, by that certain First Amendment to the Securities Purchase Agreement (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. The Private Placement Shares and Warrant Shares may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. For purposes of the opinion set forth below, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its Certificate of Incorporation, as amended (the “Charter”), such that the number of unissued shares of Common Stock authorized under the Charter is less than the number of Warrant Shares. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Board of Directors Plus Therapeutics, Inc.	—2—	June 7, 2024

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(i)	the Private Placement Shares have been duly authorized and validly issued and are fully paid and nonassessable, and

(ii)

the Warrant Shares, when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and validly issued and will be fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP